In response to Sub-Item 77Q1(e), the following Advisory and Sub-Advisory Agreements were either adopted or amended, and such agreements are attached herewith as follows:

JPMorgan Core Bond Portfolio	Amendment to Management Agreement
Exhibit 77Q1(e)(i)
JPMorgan Core Bond Portfolio	Investment Subadvisory Agreement
Exhibit 77Q1(e)(ii)

JPMorgan Small Cap Value Portfolio	Amendment to Management Agreement
Exhibit 77Q1(e)(iii)
JPMorgan Small Cap Value Portfolio	Investment Subadvisory Agreement
Exhibit 77Q1(e)(iv)

MetLife Balanced Plus Portfolio		Amendment to Investment Subadvisory Agreement
Exhibit 77Q1(e)(v)

Oppenheimer Global Equity Portfolio	Investment Subadvisory Agreement
Exhibit 77Q1(e)(vi)

Pyramis Managed Risk Portfolio	Amendment to Management Agreement
Exhibit 77Q1(e)(vii)